EXHIBIT 99.1
Ms. Hope Frank
Vice President, Marketing
Syntax-Brillian Corporation
+1.602.380.2027
hope.frank@syntaxbrillian.com
Syntax-Brillian Announces Agreement to Acquire Vivitar
Acquisition Will Create New Opportunities for TV Maker in Digital Photography and Imaging,
Optics and Enhanced International Distribution
TEMPE, ARIZ., October 30, 2006 — Syntax-Brillian Corporation (Nasdaq: BRLC), a manufacturer and marketer of LCD and LCoS™ HDTVs and digital entertainment products, today announced that it has agreed to acquire Vivitar Corporation, an Oxnard, California-based leader in the design, development and marketing of photographic, optical, electronic, and digital imaging products, for $26 million in stock.
The acquisition will give Syntax-Brillian full ownership over all Vivitar assets and creates for the TV maker, an entrée into digital photography and Vivitar’s established global retail and distribution channels. This union will capitalize on key synergies between Syntax-Brillian’s leadership in LCD and digital imaging technology and Vivitar’s legacy of technological innovation in photography and optics. Vivitar will be operated as a wholly owned subsidiary of Syntax-Brillian.
By consolidating shared resources, contract manufacturing relationships, marketing and engineering expertise and distribution channels, the acquisition of Vivitar is expected to produce significant economic and logistical advantages for Syntax-Brillian.
Vivitar is a leading manufacturer and marketer of photography equipment and optics, including a range of high-quality, affordable digital cameras, film cameras, lenses, flashes and tripods, sports optics, and digital imaging products. Vivitar has a diverse portfolio of intellectual property assets and patents and maintains a variety of international distribution channels in the United States, France, the United Kingdom, and Hong Kong.
In the United States, Vivitar sells its products through mass merchandisers including Wal-Mart, Comp USA, Office Depot and Radio Shack. In Europe, Vivitar products can be found at major retailers, including Tesco, Woolworth’s, E.LECLERC (France), Saturn (Germany), and others. Vivitar products are also sold through photo specialty stores, film labs, consumer electronics stores, and catalogs. Total revenue for Vivitar in calendar 2005 year was approximately $120 million.
Syntax-Brillian expects to leverage Vivitar’s existing distribution channels to create new outlets, notably in Europe, for its LCD televisions as well as any new Olevia or co-branded digital entertainment products that the company may develop.
“Vivitar has long been recognized for its technological innovation in photography, optics, and digital imaging,” said Syntax-Brillian CEO, Vincent Sollitto. “Theirs is a legacy that we’re proud to inherit and eager to build on as we combine our common expertise and the successful Vivitar and Olevia brands to create new business opportunities and digital entertainment products that will dazzle consumers across the world with their brilliant images.”
“Since it was founded in 1938, Vivitar has grown to become an internationally recognized name for quality and innovation in photographic, optical, and digital imaging products and design,” said Bo Liu, CEO of Vivitar. “We’re proud to add our experience, expertise and portfolio of technological innovation to Syntax-Brillian’s cutting-edge achievements in LCD and LCoS™ TV technology and near to eye devices to create a powerful combination of two U.S.-based entities with international brand identities and distribution networks dedicated to continued excellence in imaging and digital entertainment.”
Conference Call
The company will host a conference call to discuss today’s announcement. Any investor or interested individual can listen to the call, which is scheduled to begin today at 7:30 a.m. PST (10:30 a.m. EST). To participate, approximately 10 minutes prior to the start time please dial toll-free 866-356-4281 (or 617-597-5395 for international callers) and provide passcode 50226225. You may also listen to the teleconference live via the Internet at www.syntaxbrillian.com or at www.earnings.com. For those unable to attend, these Web sites will host an archive of the call.
About Syntax-Brillian Corporation
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia brand (www.olevia.com) of widescreen HDTV-ready and HD-built-in LCD TVs — one of the fastest growing global TV brands — and its Gen II LCoS™ 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations, and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.
Brillian and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
About Vivitar Corporation
Vivitar Corporation, a leading manufacturer of both digital and film cameras, hosts a complete line of photographic products including digital cameras, 35 mm zoom cameras, point-and-shoot cameras, auto-focus cameras, 35 mm SLR cameras, manual and automatic lenses, flashes, binoculars, projectors, and camera accessories.
Vivitar has an extensive line of affordable digital cameras ranging from entry-level VGA cameras to eight-megapixel digital cameras with zoom optics. The Vivicam series of digital cameras is one of the broadest product lines of digital cameras on the market today, spanning the spectrum of interest from novice through the serious amateur digital photographer.
Vivitar Corporation is based in the United States with offices in Hong Kong, the United Kingdom, France, and Canada. Vivitar products are distributed worldwide through a wide variety of stores, merchants, and dealers. Vivitar products are found in specialty stores, photo stores, mass merchants, drug store chains, warehouse superstores, and on the Internet.
Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include but are not limited to statements regarding the company’s ability to complete the acquisition of Vivitar, to realize economic and logistical advantages from the acquisition, and to capitalize on various synergies in manufacturing and distribution that are expected to result from the acquisition, and to use the acquisition to create new products and business opportunities. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include the success of the acquisition, the ability of the company to achieve the strategic benefits of the acquisition,changes in markets for the company’s products; changes in the market for customers’ products; the failure of the company’s products to deliver commercially acceptable performance; the ability of the company’s management, individually or collectively, to guide the company in a successful manner; and other risks as detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and subsequent filings with the Securities and Exchange Commission.
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